OFFICER'S CERTIFICATE

I, Joseph Candelario, hereby certify that I am the First Vice President, Loan Administration of Countrywide Home Loans, Inc., fka, Countrywide Funding Corporation and further certify with respect to the Pooling and Servicing Agreement for Conventional Residential Fixed Rate & Adjustable Rate Mortgage Loans (Inv. 977) by and among Norwest Bank of Minnesota and Countrywide Funding Corporation, as Servicer, as follows:

I have reviewed the activities and performance of the Servicer during the Fiscal year ended February 28, 1997 under the Agreement and, to the best of my knowledge, based on my review, the Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreement throughout the fiscal year.



                                               /s/ Joseph Candelario    5-23-97
                                               Joseph Candelario         Date
                                               First Vice President
                                               Loan Administration